CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Global Trust of our report dated September 18, 2025, relating to the financial statements and financial highlights of Franklin Emerging Market Debt Opportunities Fund and Franklin International Growth Fund, which appear in Franklin Global Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 24, 2025